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EX-11.1


                 Statement of Computation of Earnings Per Share

                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                                  EXHIBIT 11.1
                            BIRMAN MANAGED CARE, INC.
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE



                                                      Three Months Ended    Three Months Ended
                                                        September 30,         September 30,
                                                            1997                  1996
                                                      ----------------------------------------
Net Income                                               $  (124,300)          $  241,191

Primary Earnings Per Share: (1)
Common stock equivalents
   Options and warrants granted and unexercised            1,130,457            1,076,371
      Assumed buyback of options (2)                        (434,280)            (303,936)
                                                         -----------           ----------
                                                             696,177              772,435
                                                           8,089,588            5,931,082
                                                         -----------           ----------
 Total average common shares outstanding                   8,785,765            6,703,517
                                                         ===========           ==========

Primary earnings Per Share                               $      (.01)          $      .04
                                                         ===========           ==========

Fully Diluted Earnings Per Share (1)
Common stock equivalents
   Options and warrants granted and
   unexercised                                             1,130,457            1,076,371
   Escrow shares (3)                                         666,666            1,000,000
   Assumed buyback of options (2)                           (434,280)            (303,396)
                                                         -----------           ----------
                                                           1,362,843            1,772,435
   Total weighted average share issued                     8,756,254            5,931,082
                                                         -----------           ----------
   Weighted average common shares outstanding             10,119,097            7,703,517
                                                         ===========           ==========

Fully Diluted Earnings Per Share                         $       N/A           $      .03
                                                         ===========           ==========


(1) Earning per share are based upon the weighted average number of shares outstanding for each of the respective periods. All weighted average shares outstanding give retroactive effect to the 1,000 to 1 stock split in October 1995 and the 72.939 for 100 exchange in September 1996. The company completed an initial public offering of its common stock on February 19, 1007. Pursuant to Securities and Exchange Commission rules, common stock issued for consideration below the anticipated offering price per share during the 12-month period prior to filing of the registration statement has been included in the calculation of common share equivalent shares, using the treasury stock method, as if they had been outstanding for all periods presented.

(2) Buyback of stock options under the treasury stock method is at the market price of $6.50 at September 30, 1997.

(3) Shares deposited into escrow by Dr. Birman pursuant to the Underwriting Agreement are included in fully diluted earnings per share unless they are anti-dilutive.